Exhibit 99.1

ProShares Silver ETFs: Important Update

BETHESDA, MD – August 15, 2014 – ProShares, a premier provider of alternative exchange traded funds, announced that beginning today, the London Silver Fix (the benchmark for the ProShares Silver ETFs) will be renamed the London Silver Price in conjunction with updates to the calculation of the benchmark.

The London Silver Price will continue to be set at 12:00 GMT each day, and be tradable and expressed in U.S. dollars per troy ounce.

In May 2014, the company that ran the London Silver Fix announced that as of August 14, 2014, it would no longer calculate the price of silver for the London Bullion Market Association (“LBMA”). The LBMA selected the CME Group and Thomson Reuters to calculate the price. This change will have no impact on the management or operation of ProShares Ultra Silver (AGQ) and ProShares UltraShort Silver (ZSL). Please visit the CME Group website (http://www.cmegroup.com/international/emea/london-silver-price.html) for additional details.

About ProShares

ProShares offers the nation’s largest lineup of alternative ETFs. We help investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares helps investors build better portfolios by providing access to alternative investments delivered with the liquidity, transparency and cost effectiveness of ETFs. Our lineup of over 145 alternative ETFs can help you reduce volatility, manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

ProShares has the largest lineup of alternative ETFs in the United States according to Strategic Insights (“SI”), based on an analysis of all the known alternative ETF providers (as defined by SI) by their number of funds and assets (as of 1/31/2014).

These ProShares ETFs seek returns that are 2x or -2x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. These ProShares are non-diversified and entail certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Certain derivative instruments will subject the fund to counterparty risk and credit risk, which could result in significant losses for the fund. The price of silver is volatile and may be affected by large institutional purchases or sales, indirect investment in gold and silver, industrial usage, and political and economic concerns. Please see the prospectus for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective. Investing in ETFs involves a substantial risk of loss.

ProShares Trust II is a commodity pool as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. ProShare Capital Management LLC is the Trust Sponsor and commodity pool operator (CPO). The Sponsor is registered as a CPO with the CFTC and is a member of the NFA. Neither these ETFs nor ProShares Trust II are investment companies regulated under the Investment Company Act of 1940 and neither is afforded its protections. Please read the prospectus carefully before investing. These funds generate a K-1 tax form.

This information must be accompanied or preceded by a current ProShares Trust II prospectus (http://www.proshares.com/funds/trust_ii_prospectuses.html#doc1). ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free (866) 776.5125, or visit proshares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ sponsor.

# # #